                                                                      EXHIBIT 99

                                                           For Immediate Release

                  SWS Group, Inc. Announces Leadership Changes
                     Buchholz Remains Chairman of the Board

        DALLAS, August 26, 2002 -- The Board of Directors of SWS Group, Inc. (NYSE: SWS) has elected Donald W. Hultgren as Chief Executive Officer and a Director of the company. Three other executives will also assume new leadership positions effective immediately.

        Daniel R. Leland will become President and Chief Executive Officer of SWS Securities, Inc., the company's principal subsidiary.

        William D. Felder was elected President of SWS Group, Inc.

        Kenneth R. Hanks was elected Executive Vice President and Chief Financial Officer of SWS Group, Inc.

        Don A. Buchholz, a founder of the company who has served as Chairman of the Board since its inception, stepped in to serve as Chief Executive Officer on an interim basis when former CEO David Glatstein retired last December. Mr. Buchholz formed an Office of the President manned by a team of executives. Messrs. Hultgren, Leland, Felder and Hanks each served as part of that team during the year. Mr. Buchholz will retain his position as Chairman of the Board.

        "We are blessed with an abundance of executive talent at SWS," said Mr. Buchholz. "The board and I believe that Don Hultgren will be an outstanding chief executive, and we welcome him as a fellow board member."

        "All of these executives are strong leaders who have proven their abilities in difficult circumstances this year," Mr. Buchholz continued. "I am confident that they will continue to work together as a team to ensure the company's future growth and success."

        Mr. Hultgren came to SWS in March 2000 as Executive Vice President and Director of Capital Markets from Raymond James & Associates. In 11 years at the St. Petersburg, Fla.-based firm, he served as Managing Director in the healthcare sector of Corporate Finance, as Director of Research, Associate Director of Research and Senior Healthcare Analyst. His career has also included tenure as an analyst at Butcher & Singer in Philadelphia and Eppler, Guerin & Turner in Dallas. Mr. Hultgren earned his M.B.A. degree from the University of Texas at Austin and his B.A. degree in accounting from Augustana College in Illinois. He is a member of the Association of Investment Management and Research and a member of the Advisory Committee for the University of Texas M.B.A. Investment Fund.

        Mr. Leland has served as an Executive Vice President of SWS Group, Inc. since 1999 with responsibility for all of the company's retail sales organizations, including Mydiscountbroker, SWS Financial Services, Private Client Group, Fixed Income Division and Special Products. From 1995 to 2000, he also served as Executive Vice President of SWS Securities, Inc., the company's principal broker dealer subsidiary with responsibility for the Fixed Income Division and Private Client Group. Prior to his career at SWS, Mr. Leland was President of Barre & Company, a Dallas broker dealer acquired by SWS in 1995. During his 12-year tenure with Barre, he was responsible for fixed income trading and sales. Mr. Leland is a former Vice Chairman of the District 6

Business Conduct Committee of the National Association of Securities Dealers and served as an NASD arbitrator for several years. He earned his B.B.A. degree in finance from the University of Iowa in 1983.

        Mr. Felder joined SWS after graduating from Westminster College with a B.A. degree in economics and business administration in 1980. He advanced through various management positions to become head of correspondent administration at SWS in 1988. Since that time, he has served as a senior executive of the firm and has managed a number of its lines of business. He has served as an Executive Vice President since 1995. Mr. Felder is an allied member of the New York Stock Exchange and a former Chairman of the District 6 Business Conduct Committee of the National Association of Securities Dealers. He is also a past member of the Board of Governors of the Chicago Stock Exchange and a past member of the Securities Industry Association's Clearing Firms Committee.

        Mr. Hanks joined SWS in 1996 from Rauscher Pierce Refsnes, Inc. in Dallas where he had served as Executive Vice President and Chief Financial Officer since 1990 and as an executive since 1981. From 1979 to 1981, Mr. Hanks was an accountant with Peat Marwick Mitchell & Co. (now KPMG LLP) in Dallas. As an Executive Vice President of SWS, he has been responsible for the financial and administrative areas of the company. The operations, information technology, compliance, finance and accounting functions will report to Mr. Hanks. He is an allied member of the New York Stock Exchange, a member of the Texas Society of CPAs, the Financial Managers Division of the Securities Industry Association and serves as an arbitrator with the National Association of Securities Dealers. He is also a past member of the District 6 Business Conduct Committee of the NASD. Mr. Hanks earned an M.B.A. degree in 1979 and a B.B.A. degree in finance in 1977 from the University of Texas at Austin.

        SWS Group, Inc. is a Dallas-based holding company that offers a broad range of investment and financial services through its subsidiaries. The company's common stock is listed and traded on the New York Stock Exchange under the symbol SWS. Subsidiaries of the company include SWS Securities, Inc., Mydiscountbroker.com, First Savings Bank and its online division MyBankUSA.com, SWS Financial Services, Inc. and SWS Capital Corporation.

                                      # # #


CONTACT: Jim Bowman, Vice President - Corporate Communications, (214) 859-9335 jbowman@swst.com